                          SENTINEL GROUP FUNDS, INC.
                            ARTICLES SUPPLEMENTARY

          Sentinel Group Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City. Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST:    The Charter of the Corporation currently authorizes two
billion (2,000,000,000) shares of stock, par value $.01 per share, with an aggregate par value of Twenty Million Dollars ($20,000,000). These Articles Supplementary do not increase the total authorized stock of the Corporation or the aggregate par value thereof. The Board of Directors hereby reclassifies 240,000,000 of the unissued authorized but unclassified shares of stock of the Corporation, par value $.01 per share as follows:

                                                             NUMBER OF SHARES
          CLASS                                                 ALLOCATED
          -----                                                 ---------
     Sentinel Emerging Growth Fund, Class B                     40,000,000
     Sentinel World Fund, Class B                               20,000,000
     Sentinel Common Stock Fund, Class B                        20,000,000
     Sentinel Balanced Fund, Class B                            20,000,000
     Sentinel Bond Fund, Class B                                20,000,000
     Sentinel Tax-Free Income Fund, Class B                     20,000,000
     Sentinel U.S. Treasury Money Market Fund, Class B         100,000,000


          SECOND:   The shares of Class B stock of each Fund, respectively, of the Corporation classified hereby shall be invested in a common investment portfolio with the shares of Class A stock of each such Fund and, if hereafter authorized by the Board of Directors, with one or more other classes of stock of the same respective Fund and shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption set forth in Article SIXTH of the Corporation's Articles of Amendment and Restatement, and shall be subject to all of the provisions of the Corporation's Charter relating to stock of the Corporation generally.

          THIRD:    The shares of stock reclassified as described above have
been duly reclassified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

          IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President Joseph M. Rob, and witnessed by its Secretary, D. Russell Morgan as the of 22nd day of March, 1996.




          IN WITNESS WHEREOF, Sentinel Group Funds, Inc. has caused these presents to be signed in its name and on its behalf by its duly authorized officers, who acknowledge that these Articles Supplementary are the corporate act of the Corporation and that to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles are true in all material respects and that this statement is made under the penalties of perjury.


                                        SENTINEL GROUP FUNDS, INC.

WITNESS:


/s/ D. Russell Morgan                   By: /s/ Joseph M. Rob
-------------------------                  ------------------------
Name: D. Russell Morgan                    Name: Joseph M. Rob
Title: Secretary                           Title:  President